EXHIBIT 99.2

September 30, 2017	QUARTERLY REPORT

Dear Shareholder:

Third quarter 2017 net income was $0.32 per share, as compared to $0.34 in the second quarter 2017 and $0.34 in the third quarter 2016. For the nine months ended September 30, 2017, net income per share was $0.94 as compared to $0.95 for the first nine months of 2016. The return on average assets for the first nine months of 2017 was 1.23%, and the return on average equity was 8.13%. Loans, deposits, and trust assets under management continued the steady growth we have experienced over the past several years. This ongoing progress is the result of our focus on building relationships and delivering value to customers across the C&N franchise and was the driver of solid revenue growth during the quarter.

Net interest income increased $279,000 (2.7%) in the third quarter of 2017 compared to the second quarter, and by $454,000 (4.5%) compared to the third quarter of 2016. Through the first nine months of 2017, net interest income was $943,000 (3.1%) higher than in the same period in 2016. Growth in average loans outstanding of approximately $17 million during the quarter and $55 million compared to the third quarter of 2016 is the primary driver of these increases. We also experienced solid growth in core deposits and ongoing reductions in higher cost borrowings, improving C&N’s funding mix. The yield on earning assets was 4.16% during the third quarter of 2017 compared to 4.07% in 2016 while the overall cost of funds increased by .02% during the same period. As a result, the net interest margin increased .09%, to 3.83% during the third quarter of 2017 from 3.74% a year earlier. Recall that the Federal Reserve raised the federal funds rate by .25% in June to a target of 1.25%, resulting in a flattening of the yield curve throughout most of the third quarter.

The provision for loan losses was $322,000 during the third quarter of 2017 compared to $538,000 in 2016. Through the first nine months of 2017, the provision was $778,000 compared to $1.224 million for the same period in 2016. The lower provision amounts for both the current quarter and the first nine months of 2017 reflect reductions in reserves related to charge-off experience and qualitative factors used in calculating the allowance for loan losses. Management maintains a robust process to determine the adequacy of the allowance that incorporates these and other factors. C&N’s overall credit quality remains strong as reflected in our past due and non-performing loan metrics at September 30, 2017 compared to a year earlier.

Noninterest revenue increased by $182,000 (4.7%) in the third quarter of 2017 compared to 2016. The most notable increases were Trust revenues reflecting growth in assets under management as well as a recent fee increase, interchange revenue on debit cards, and gains from the sale of mortgage loans, while service charges on deposit account declined due to lower volumes of overdrafts. These same factors contributed to an increase of $556,000 (4.8%) during the first nine months of 2017 compared to the same period in 2016, with the exception of gains from the sale of mortgage loans which decreased $48,000.

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Noninterest expenses increased $613,000 (7.1%) in the third quarter of 2017 compared to 2016. The primary drivers of this increase were collection and other real estate expenses, costs associated with health care benefits, ATM and interchange expenses, software subscriptions related to investments in technology, and increased fees for outsourcing internal audit activities. Overall salaries and wages increased 2%, while FDIC premiums declined. These same factors produced a $1.38 million (5.3%) increase in noninterest expenses for the first nine months of 2017 compared to the same period in 2016.

C&N’s strong capital position provides the ability to pursue a strategy of growth and expansion while continuing to support shareholder value. The dividend paid during the third quarter remained at $.26 per share producing a yield of 4.23% based on the September 30, 2017 market price of $24.56. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

We hope you enjoy this edition of banCnotes and, as always, thank you for your investment and ongoing support.

J. Bradley Scovill
President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,626	$11,131	$495	4.45%
Interest Expense	985	944	41	4.34%
Net Interest Income	10,641	10,187	454	4.46%
Provision for Loan Losses	322	538	(216)	-40.15%
Net Interest Income After Provision for Loan Losses	10,319	9,649	670	6.94%
Noninterest Revenue	4,066	3,884	182	4.69%
Net Gains on Available-for-sale Securities	5	584	(579)	-99.14%
Noninterest Expenses	9,192	8,579	613	7.15%
Income Before Income Tax Provision	5,198	5,538	(340)	-6.14%
Income Tax Provision	1,262	1,451	(189)	-13.03%
Net Income	$3,936	$4,087	$(151)	-3.69%
Net Income Attributable to Common Shares (1)	$3,916	$4,065	$(149)	-3.67%

PER COMMON SHARE DATA:
Net Income - Basic	$0.32	$0.34	$(0.02)	-5.88%
Net Income - Diluted	$0.32	$0.34	$(0.02)	-5.88%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,124,854	12,014,267
Number of Shares Used in Computation - Diluted	12,162,263	12,044,066

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	9 MONTHS ENDED
	SEPTEMBER 30,
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$34,078	$32,992	$1,086	3.29%
Interest Expense	2,916	2,773	143	5.16%
Net Interest Income	31,162	30,219	943	3.12%
Provision for Loan Losses	778	1,224	(446)	-36.44%
Net Interest Income After Provision for Loan Losses	30,384	28,995	1,389	4.79%
Noninterest Revenue	12,036	11,480	556	4.84%
Net Gains on Available-for-sale Securities	257	1,089	(832)	-76.40%
Noninterest Expenses	27,566	26,186	1,380	5.27%
Income Before Income Tax Provision	15,111	15,378	(267)	-1.74%
Income Tax Provision	3,620	3,847	(227)	-5.90%
Net Income	$11,491	$11,531	$(40)	-0.35%
Net Income Attributable to Common Shares (1)	$11,432	$11,468	$(36)	-0.31%

PER COMMON SHARE DATA:
Net Income - Basic	$0.94	$0.95	$(0.01)	-1.05%
Net Income - Diluted	$0.94	$0.95	$(0.01)	-1.05%
Dividend Per Share	$0.78	$0.78	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,105,673	12,032,619
Number of Shares Used in Computation - Diluted	12,146,297	12,056,639

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(Dollars In Thousands) (Unaudited)

	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30, 2017 vs 2016
	2017	2016	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$32,850	$34,070	$(1,220)	-3.58%
Available-for-sale Securities	365,086	409,800	(44,714)	-10.91%
Loans Held for Sale	437	621	(184)	-29.63%
Loans, Net	792,112	733,917	58,195	7.93%
Intangible Assets	11,956	11,963	(7)	-0.06%
Other Assets	57,480	54,962	2,518	4.58%
TOTAL ASSETS	$1,259,921	$1,245,333	$14,588	1.17%

LIABILITIES
Deposits	$1,021,625	$991,880	$29,745	3.00%
Repo Sweep Accounts	4,739	6,320	(1,581)	-25.02%
Total Deposits and Repo Sweeps	1,026,364	998,200	28,164	2.82%
Borrowed Funds	34,256	46,808	(12,552)	-26.82%
Other Liabilities	8,288	9,722	(1,434)	-14.75%
TOTAL LIABILITIES	1,068,908	1,054,730	14,178	1.34%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income	190,639	185,173	5,466	2.95%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on Available-for-sale Securities	227	5,388	(5,161)	-95.79%
Defined Benefit Plans	147	42	105	250.00%
TOTAL SHAREHOLDERS' EQUITY	191,013	190,603	410	0.22%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,259,921	$1,245,333	$14,588	1.17%

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